Schedule 14A Information
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:
( ) Preliminary Proxy Statement
      ( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(X) Definitive Proxy Statement
(X) Definitive Additional Materials
( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          JACK HENRY & ASSOCIATES, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
(X) No fee required
( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

      1)    Title of each class of securities to which transaction applies: N/A
      2)    Aggregate number of securities to which transaction applies:    N/A
      3)    Per unit price or other underlying value of transaction computed
            pursuant to Exchange Act Rule O-11(c)(2):                       N/A
      4)    Proposed maximum aggregate value of transaction:                N/A
      5)    Total fee paid:                                                 N/A

( ) Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:                         N/A
      2)    Form, Schedule or Registration Statement No.:   N/A
      3)    Filing Party:                                   N/A
      4)    Date Filed:                                     N/A
















                          JACK HENRY & ASSOCIATES, INC.
                          663 Highway 60, P. O. Box 807
                             Monett, Missouri 65708

                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF JACK HENRY & ASSOCIATES, INC.:

PLEASE TAKE NOTICE that the 1998 Annual Meeting of Stockholders of Jack Henry & Associates, Inc., a Delaware corporation, will be held at the Monett City Park Casino, Monett, Missouri, on Thursday, October 29, 1998, 11:00 a.m., local time, for the following purposes:

      (1) To elect seven (7) directors to serve until the 1999 Annual Meeting of Stockholders;

      (2) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The close of business on September 22, 1998, has been fixed as the record date for the Annual Meeting. Only stockholders of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

The accompanying form of Proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further informa-tion with respect to the business to be transacted at the Annual Meeting.

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              By Order of the Board of Directors


                              Janet E. Gray
                              Secretary
Monett, Missouri
September 20, 1998









JACK HENRY & ASSOCIATES, INC.
663 Highway 60
P.O. Box 807
Monett, Missouri 65708

PROXY STATEMENT
FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, October 29, 1998

This Proxy Statement and the enclosed proxy card (the Proxy) are furnished to the stockholders of Jack Henry & Associates, Inc., a Delaware corporation (the Company), in connection with the solicitation of Proxies by the Company s Board of Directors for use at the Company s 1998 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the Annual Meeting), to be held at the Monett City Park Casino, Monett, Missouri, at 11:00 a.m., local time, on Thursday, October 29, 1998. The mailing of this Proxy Statement, the Proxy, the Notice of Annual Meeting and the accompanying 1998 Annual Report to Stockholders is expected to commence on or about September 28, 1998.

The Board of Directors does not intend to bring any matters before the Annual Meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the accompanying form of Proxy, or their duly constituted substitutes, acting at the Annual Meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters.
If the enclosed Proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Each proposal, including the election of directors, will require the affirmative vote of a majority of the shares of common stock voting in person or by Proxy at the Annual Meeting.

Any stockholder executing a Proxy retains the power to revoke it at any time prior to the voting of the Proxy. It may be revoked by a stockholder personally appearing at the Annual Meeting and casting a contrary vote, by filing an instrument of revocation with the Secretary of the Company, or by the presentation at the Annual Meeting of a duly executed later dated Proxy.

VOTING

At the 1998 Annual Meeting, Stockholders will consider and vote upon:

(1)  The election of seven (7) directors; and
(2)  Such other matters as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on September 22, 1998, the record date for the Annual Meeting, are entitled to notice of and to vote at such meeting. Stockholders are entitled to one vote for each share of Common Stock on each matter to be considered at the Annual Meeting.

The Company s authorized capital stock currently consists of 50,000,000 shares of common stock, par value $.01 per share (the Common Stock), and 500,000 shares of preferred stock, par value $1.00 per share (the Preferred Stock). As of August 14, 1998, there were 18,955,217 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At such date, the Company s executive officers and directors were entitled to vote, or to direct the voting of 6,407,835 shares of Common Stock, representing 33.81% of the shares entitled to vote at the 1998 Annual Meeting. Unless otherwise specified, all share numbers and other share data have been adjusted to reflect all prior stock splits.

All shares represented by Proxy and all Proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing such Proxies. If a stockholder does not specify how a Proxy is to be voted, the shares represented thereby will be voted: (1) FOR the election as directors of the seven (7) persons nominated by management; and (2) FOR and in accordance with the discretion of the persons to whom the Proxy is granted upon other matters that may properly come before the Annual Meeting.

STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth information as of August 14, 1998, concerning the equity ownership of those individuals who are known to be the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of 5% or more of the Company s Common Stock, and by all of the Company s directors and executive officers as a group:

                                               Number of        Percentage
                                              Shares             of Shares
                     Name and Address of     Beneficially       Outstanding
 Title of Class    Beneficial Owner              Owned              (1)
                                                   (1)

 $.01 par value    John W. Henry,               4,420,031         23.03%
 Common Stock      Michael E. Henry,               (2)
                   Vicki Jo Henry
                   and JKHY Partners
                   663 Highway 60
                   Monett, MO
                   Jerry D. Hall                1,720,218          9.08%
                   663 Highway 60                  (3)
                   Monett, MO

                   Eddina F. Henry             1,425,000           7.52%
                   411 Lincoln Road South       (4)
                   Monett, MO

                   All directors and exec-
                   utive officers as a       7,089,484         36.18%
                   group (9 persons)              (5)



(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted below. With respect to shares held in the Company s 401(k) Employee Stock Ownership Plan (the 401(k) ESOP), a participant has the right to direct the voting and disposition of shares allocated to his account.

(2) Reflects information in filings with the Securities and Exchange Commission (the SEC) by members of the Henry family reporting for JKHY Partners (the Partnership), a family partnership of which the listed individuals are partners. John W. Henry separately may be deemed to beneficially own 1,025,832 shares, including 935,549 shares held individually, 41,544 shares allocated to his 401(k) ESOP account, and 48,739 shares held by JKHY Partners. Michael E. Henry separately may be deemed to beneficially own 3,442,938 shares, including 37,209 shares held individually, 15,729 shares allocated to his 401(k) ESOP account, 240,000 shares currently acquirable by exercise of outstanding stock options, 1,725,000 shares held by the Partnership, 1,325,000 shares held in a living trust and 100,000 shares held by the Henry Family Limited Partnership, both established by his mother, Eddina F. Henry. Michael E. Henry may be deemed to share beneficial ownership in the shares held by the JKHY Partners, by the Eddina F. Henry Trust and by the Henry Family Limited Partnership because he has been granted proxies to vote such shares. Vicki Jo Henry does not beneficially own any shares of common stock in her individual capacity and her business address is 6851 South Holly Circle, Suite 270, Englewood, Colorado, 80112. The business address of John W. Henry, Michael E. Henry and the Partnership is reflected in the table.

(3) Includes 47,837 shares held in the Company s 401(k) ESOP for Mr. Hall s account.

(4) Reflects information in filings with the SEC by Eddina F. Henry to report shares held in a revocable trust for her benefit and shares held by the Henry Family Limited Partnership. As described above in Footnote (2), beneficial ownership of these shares is shared with Michael E. Henry.

(5) Includes 639,148 shares which are or will be acquirable within 60 days under outstanding stock options, and 141,370 shares held in the Company s 401(k) ESOP for the accounts of all officers and directors as a group.

PROPOSAL 1
ELECTION OF DIRECTORS

Procedure

At the meeting, the stockholders will elect seven (7) directors to hold office for one-year terms ending at the Company s 1999 Annual Meeting of Stockholders or until their successors are elected and qualified. The Company s Board of Directors has nominated the Company s seven (7) current directors for reelection at the Annual Meeting.

The stockholders are entitled to one vote per share on each matter submitted to vote at any meeting of the Stockholders. Unless contrary instructions are given, the persons named in the enclosed Proxy or their substitutes will vote FOR the election of the nominees named below.

The Board of Directors believes that all of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed Proxy or their substitutes intend to vote for the election of such designated nominees.

Nominees For Election

The directors and nominees for election as directors of the Company, as well as certain information about them, are as follows:

                                                   Number of     Percentage of
                       Position                   Shares Bene-    Shares Out-
        Name         with Company     Director      ficially      standing (1)
                                       Since       Owned (1)

 Michael E.          Chairman,          1986       3,442,938         17.94%
 Henry               Chief Execu-                     (2)
                     tive Officer
                     and Director
 Michael R. Wallace  President,         1991         306,385           1.6%
                     Chief Oper-                      (3)
                     ating Offi-
                     cer
                     and Director

 John W. Henry       Vice Chair-        1977        1,025,832         5.35%
                     man, Senior                      (2)
                     Vice Presi-
                     dent and
                     Director


 Jerry D. Hall       Executive          1977       1,720,218         9.08%
                     Vice                             (4)
                     President
                     and Director


 James J. Ellis      Director           1985        131,320            *
                                                      (5)
 Burton O. George    Director           1987         84,499            *
                                                      (5)

 George R. Curry     Director           1989        165,028            *
                                                      (6)
        _____________________
* Less than 1%

(1) Information is set forth as of August 14, 1998. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted below. With respect to shares held in the Company s 401(k) Employee Stock Ownership Plan (the 401(k)
ESOP), a participant has the right to direct the voting and disposition of shares allocated to his account.

(2) See Stock Ownership of Certain Stockholders - Footnote (2), above. The number of shares beneficially owned by John W. Henry and Michael E. Henry are separately listed in the table.
(3) Includes 237,500 shares currently acquirable by exercise of an outstanding option and 21,448 shares held in the Company s 401(k) ESOP for Mr. Wallace s account.

(4) Includes 47,837 shares held in the Company s 401(k) ESOP for Mr. Hall s account.

(5)   Includes 42,499 shares that are currently acquirable.

(6) Includes 128,529 shares held as trustee for self, shares held as trustee for family members, shares held in trust with spouse as co-trustee for her benefit, and 36,499 shares that are currently acquirable.


The following information relating to the Company s directors and nominees for director, all of whom are United States citizens, is with respect to their principal occupations and positions during the past five years:

Michael E. Henry, age 37, Chairman of the Board, Chief Executive Officer and Director. Mr. Henry, the son of John W. Henry and a director of the Company since 1986, has served as the Company s Chairman of the Board and Chief Executive Officer since October, 1994. He previously served as Vice Chairman and Senior Vice President since 1993. Previous to that he served as Manager of Research and Development since 1983. He joined the Company in 1979.

Michael R. Wallace, age 36, President, Chief Operating Officer and Director. Mr. Wallace, a director of the Company since 1991, has served as President since 1993 and as the Chief Operating Officer since October, 1994. He previously served as Manager of Installation Services since 1986. He joined the Company in 1981.

John W. Henry, age 63, Vice Chairman, Senior Vice President and Director. Mr. Henry, a founder and principal stockholder of the Company, has served as Vice Chairman since October, 1994. He previously served as Chairman of the Board from 1977 through 1994. He also has been a director since the Company s inception in 1977. He previously served as Chief Executive Officer from 1977 through 1988 and as President until 1989.

Jerry D. Hall, age 55, Executive Vice President and Director. Mr. Hall, a principal stockholder of the Company, has served as Executive Vice President since October, 1994. He previously served as Chief Executive Officer from 1990 through 1994. He also has been a director since the Company s inception in 1977. He previously served as President from 1989 through 1993 and as Vice President-Operations from 1977 through 1988.

James J. Ellis, age 64, Director. Mr. Ellis, a director of the Company since 1985, has been Managing Partner of Ellis/Rosier Financial Services since 1992. Mr. Ellis served as general manager of MONY Financial Services, Dallas, Texas, from 1979 until his retirement in 1992. Mr. Ellis also serves as a director of Merit Medical Systems, Inc.

Burton O. George, age 71, Director. Mr. George, a director of the Company since 1987, is retired. He previously had been in the banking business since 1958, and most recently served as Chairman of the Board and Chief Executive Officer of First National Bank of Berryville, Berryville, Arkansas from 1985 through 1989.

George R. Curry, age 73, Director. Mr. Curry, a director of the Company since 1989, is Chairman of Central Bank, Lebanon, Missouri, with which he has been affiliated since 1949, as well as President of Central Shares, Inc., a bank holding company.



THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Company s Board of Directors held four (4) meetings during the last fiscal year. The Company maintains an Audit Committee and a Compensation Committee of which Messrs. Curry, George and Ellis are members. The Company does not maintain a standing Nominating Committee. The functions of the Audit Committee are to provide direct communication between the Board of Directors and the Company s auditors and to recommend the selection of the Company s auditors to the Board of Directors. The functions of the Compensation Committee are to recommend salaries for executives and key employees to the Board of Directors for approval and to review and make recommendations to the Board of Directors on compensation plans for the other employees. The Compensation Committee also administers the Company s 1996 Stock Option Plan. The Audit Committee met once and the Compensation Committee met twice during the last fiscal year and each director attended at least 75% of the total of all meetings of the Board of Directors and all committees on which they served.

Directors Compensation

The Company s Directors who are employed by the Company do not receive any separate compensation for service on the Board of Directors. Each non-employee Director receives $1,200 for each meeting attended and is reimbursed for out-of-pocket expenses incurred in attending such meetings. Under the 1995 Non-Qualified Stock Option Plan, each non-employee Director is also compensated by the annual grant of non-statutory stock options to purchase 7,500 shares of common stock of the Company, subject to an overall grant limitation under the plan of 75,000 shares to each individual Director.



EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The executive officers and significant employees of the Company, as well as certain biographical information about them, are as follows:



                                                            Officer/
                                                            Significant
Name                         Position with Company          Employee Since

Michael E. Henry              Chairman of the Board and           1983
                              Chief Executive Officer

Michael R. Wallace            President and                       1991
                              Chief Operating Officer

John W. Henry                 Vice Chairman and Senior            1977
                              Vice President

Jerry D. Hall                 Executive Vice President            1977

Terry W. Thompson             Vice President,                     1990
                              Chief Financial Officer
                              and Treasurer

Marguerite P. Butterworth     Vice President                      1993





The following information relating to the Company s executive officers and significant employees, all of whom are United States citizens, not already described herein, is with respect to their principal occupations and positions during the past five years:

Terry W. Thompson, Age 48, Vice President, Chief Financial Officer and Treasurer. Mr. Thompson has served as Vice President, Chief Financial Officer and Treasurer of the Company since 1990.

Marguerite P. Butterworth, Age 50, Vice President. Ms. Butterworth has served as Vice President since February of 1993. Ms. Butterworth joined the Company in 1983 and has been Hardware Manager since 1984.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is required to identify any director or officer who failed to timely file with the Securities and Exchange Commission a report required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of the Company s common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. During the fiscal year ended June 30, 1998, there were no delinquent filings, except for a filing with respect to a disposition of 11,000 shares by Marguerite Butterworth which was inadvertently filed five months late on August 5, 1998, and a filing with respect to a gift of 1,100 shares by Terry Thompson which was inadvertently filed nine days late on May 19, 1998.

EXECUTIVE COMPENSATION

The following table sets forth certain information with regard to the compensation paid by the Company to the Chief Executive Officer and to the Company's other four most highly compensated executive officers for the year ended June 30, 1998.




SUMMARY COMPENSATION TABLE

 Name and     Year      Salary       Bonus          Ot   Long-Term  All Other
 Principal                 $           $            her  Compensa-  Compensa-
 Position                                           An-  tion       tion
                                                    nu-  Shares
                                                    al   underly-
                                                    Co   ing Op-
                                                    m-   tions (2)
                                                    pe
                                                    n-
                                                    sa-
                                                    tio
                                                    n
                                                    ($)
                                                    (1)

 Michael E.   1998      $205,000     $     -        -          -         -
 Henry        1997      $190,417     $     -        -          -         -
 Chairman     1996      $175,000     $   700        -    100,000         -
 and Chief
 Executive
 Officer
 Michael R.   1998      $205,000     $     -        -          -         -
 Wallace      1997      $190,417     $     -        -          -         -
 President    1996      $175,000     $   700        -    100,000         -
 and Chief
 Operating
 Officer

 John W.      1998      $102,400     $     -        -          -         -
 Henry        1997      $125,217     $     -        -          -         -
 Vice Chair-  1996      $152,400     $   700        -          -         -
 man and Se-
 nior Vice
 President

 Jerry D.     1998      $135,733     $     -        -          -         -
 Hall         1997      $152,400     $     -        -          -         -
 Executive    1996      $152,400     $   700        -          -         -
 Vice
 President




 Terry W.     1998      $104,166     $10,000        -     10,000         -
 Thompson     1997      $ 95,000     $     -        -        -           -
 Vice         1996      $ 90,000     $   700        -    15,000          -
 President,
 Chief
 Financial
 Officer,
 Treasurer




    (1)  For each listed officer, less than amount required to be reported.
    (2)  Adjusted for subsequent splits.

The following tables set forth information with respect to stock options granted to and exercised by the executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1998, together with the number of options outstanding as of such date. Data, as appropriate, have been adjusted for stock splits.


Option Grants in Last Fiscal Year

             Number of  Percent                       Potential
             Shares     of To-                        Realizable
             under-     tal Op-                       Value at
             lying      tions                         Assumed
 Name        Options    Granted                       Annual
             Granted    to Em-    Exer-               Rates of
             (#)        ployees   cise or             Stock
                        in Fis-   base      Expira-   price Ap-
                        cal       Price     tion      preciation
                        Year      ($/Sh)    Date      for Option
                                                      Term (1)
                                                      5% ($)



                                                                  10% ($)


 Terry W.    10,000     1.3%      $24.13    10/30/0   $241,250    $482,500
 Thompson                                   7

_____________________________
(1) The amounts in these columns are required to be disclosed by the SEC at rates set by regulation and are not intended to forecast possible future appreciation of Company stock or amounts that may ultimately be realized upon exercise. The Company chose not to use an alternative formula for grant date valuation.



Aggregated Option Exercises in Last Fiscal Year and June 30, 1998, Option Values


                                                      Number of Shares         Value of
                                                     Underlying Unexer-    Unexercised In-
                             Shares                        cised              the-Money
                          Acquired                  Options at 6/30/98      Options at
                             on                                              6/30/98
                                          Value
          Name            Exercise    Realized ($)   Exercis-   Unexerci   Exercisable   Un
                                                       able       sable                  ex
                                                                                         er
                                                                                         ci
                                                                                         sa
                                                                                         bl
                                                                                          e

 Jerry D. Hall                 -            --           --         --          --       --
 John W. Henry                --            --           --         --          --       --
 Michael E. Henry         15,000       477,450      240,000         --    $5,857,500     --
 Michael R. Wallace       10,000       291,250      237,500         --    $5,780,313     --

 Terry W. Thompson            --            --       19,650      8,000    $  349,194     82
                                                                                         ,0
                                                                                         00


                          COMPENSATION COMMITTEE REPORT


The Company's executive officer compensation program is administered and reviewed by the Compensation Committee. The Compensation Committee consists of three independent, non-employee Directors of the Company. There was no insider participation on the Compensation Committee.

The objectives of the Company's executive officer compensation program are to:

    Encourage continuation of JHA's entrepreneurial spirit;

    Attract and retain highly qualified and motivated executives; and

    Encourage esprit de corps and reward outstanding performance.

In meeting the foregoing objectives, the Compensation Committee strives for the interests of management and shareholders to be the same - the maximumization of shareholder values. The components of the executive compensation program which are employed by the Committee to meet these goals include base salary, discretionary bonuses, and stock options.

Salaries and bonuses are established at levels to compensate for the position held and contributions made by each executive. Recommendations regarding bonuses and increases in salary are based upon subjective evaluations of each individual's performance and contribution.

Longer term incentives are provided by the award of stock options because the ultimate value of options granted will be determined by long-term growth in the Company stock price. Awards of options are believed to help focus executives attention on managing the Company from the perspective of an owner with an equity stake in the business. This component of executive compensation is provided through the Company's 1996 Stock Option Plan (the "Plan"), under which the executive officers, and all other employees of the Company and its subsidiaries, are eligible to receive options. The Committee has discretion to designate optionees and to determine the terms of the options granted. However, option prices shall be fixed and not less than 100% of fair market value of the stock at the date of grant, and options may not be exercisable more than ten
years after the date of grant.   In light of the substantial option grants in
fiscal year 1996, stock options were only granted to Mr. Thompson of the senior management team during the current fiscal year 1998.

In employing the foregoing three elements of compensation, the Compensation Committee considers the experience, prior compensation levels, personal performance, number and value of previously granted options, and other subjective factors relating to each individual and seeks to optimize the balance between base salary, short-term and long-term incentives. Compensation is generally weighted in favor of base salary.

The salary of Chief Executive Officer, Michael E. Henry, increased this year by approximately 8% due to his exemplary performance.

The Compensation Committee notes that there is a $1,000,000 cap on the income tax deduction which may be taken with respect to any individual officer's compensation. While current cash compensation paid to the Company's executive officers is substantially less than the cap, the ultimate value of stock options is not now known, and thus the cap may be important in some future year. The cap has been considered by the Committee and we intend to take the steps necessary to conform the Company's compensation structure to comply with the cap if the issue arises in a future period.



                            George R. Curry

                            Burton O. George

                            James J. Ellis

                            Members of the Compensation Committee


COMPANY PERFORMANCE

The following graph presents a comparison for the five-year period ended June 30, 1998, of the market performance of the Company's common stock with the S&P 500 Index and an index of peer companies selected by the Company:

The following information depicts a line graph with the following values:

 Description       1994         1995         1996         1997        1998
 Jack Henry &
 Associates,
 Inc.            $ 82.70      $154.43      $362.81      $ 391.63    $ 559.68

 Peer Group
 Only            $101.03      $145.42      $192.82      $ 210.49    $ 220.07
 S & P Only      $101.41      $127.84      $161.08      $ 216.98    $ 282.42

*This comparison assumes $100 was invested on July 1, 1993, and assumes reinvestment of dividends. Total returns are calculated according to market capitalization of peer group members at the beginning of each period. Peer companies selected are in the business of providing specialized computer software, hardware and related services to financial institutions and other businesses. Companies in the peer group are Banctec, Bisys Group, Broadway & Seymour, Cerner Corp., Crawford & Co., Electronic Arts, First Data, Fiserv, Keane, National Data, PC Quote, Primark, Rainbow Technology, SEI Investments and Sterling Software.



STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals at the Company s 1999 Annual Meeting of Stockholders must submit their proposals to the Company s Secretary on or before June 2, 1999.

COST OF SOLICITATION AND PROXIES

Proxy solicitation is being made by mail, although it may also be made by telephone, telegraph or in person by officers, directors and employees of the Company not specifically engaged or compensated for that purpose. The Company will bear the entire cost of the Annual Meeting, including the cost of preparing, assembling, printing and mailing the Proxy Statement, the Proxy and any additional materials furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians for forwarding to the beneficial owners of shares held of record by them and, upon their request, such persons will be reimbursed for their reasonable expenses incurred in completing the mailing to such beneficial owners.

FINANCIAL STATEMENTS

Financial statements of the Company are contained in the 1998 Annual Report on Form 10-K which accompanies this Proxy Statement. Incorporated herein by reference are the financial statements contained in such Form 10-K.

OTHER MATTERS

The Board of Directors knows of no matters that are expected to be presented for consideration at the 1998 Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

/s/ Michael E. Henry

Michael E. Henry
Chairman of the Board

Monett, Missouri
September 23, 1998

A copy of the Company s Annual Report on Form 10-K is included herewith. Exhibits to Form 10-K, listed on pages 27 and 28 thereof, have been omitted. The Company will furnish a copy of any exhibit subject to charge upon written request directed to Terry W. Thompson, Chief Financial Officer, Jack Henry & Associates, Inc., 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708.



PROXY CARD

JACK HENRY & ASSOCIATES, INC.                         THIS PROXY IS SOLICITED
663 HIGHWAY 60                                        ON BEHALF OF THE BOARD
P.O. BOX 807                                          OF DIRECTORS
MONETT, MISSOURI 65708                                The undersigned hereby
                                                      appoints Michael E.
                                                      Henry and Michael R.
                                                      Wallace as Proxies, each
                                                      with the power to
                                                      appoint his or her
                                                      substitute, and hereby
                                                      authorizes them to
                                                      represent and to vote,
                                                      as designated below, all
                                                      the shares of common
                                                      stock of Jack Henry &
                                                      Associates, Inc. held of
                                                      record by the
                                                      undersigned on September
                                                      22, 1998, at the annual
                                                      meeting of shareholders
                                                      to be held on October
                                                      29, 1998 or any
                                                      adjournment thereof.


1.    ELECTION OF DIRECTORS

         FOR ALL NOMINEES LISTED BELOW    WITHHOLD AUTHORITY
         (Except as marked to the        to vote for all nominees listed
            contrary below)

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below)

      J. Henry, J. Hall, M. Henry, J. Ellis, B. George, G. Curry, M. Wallace


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1.



      Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            DATED                                  1998




                            Signature



                            Signature if held jointly

                            PLEASE MARK SIGN DATE AND RETURN THE PROXY
                            CARD PROMPTLY USING THE ENCLOSED ENVELOPE


























JACK HENRY ANNUAL REPORT

COVER THEME:
Where Tradition Meets Technology

SUB-THEME: (MISSION STATEMENT)
Leading Through Technology
Guiding Through Support.


JACK HENRY MISSION

Our mission is to protect and to increase the value of our stockholders' investment by providing quality products and services to our customers. To accomplish this, we intend to:

      *     Concentrate on what we know and do best   information systems and
            services for banks and financial institutions.

      * Provide outstanding commitment and service to our customers, so the perceived value of our products and services is consistent with their real value.

      * Maintain a work environment that is personally and financially rewarding for our employees.



TABLE OF CONTENTS


Jack Henry at A Glance
 Founded in 1976, Jack Henry & Associates, Inc. (JHA), is a leading provider of integrated computer systems and services for the banking industry. JHA provides data processing solutions through proprietary applications software, operating primarily on the IBM AS/400 computer. We offer a total-solution approach: JHA typically sells both hardware and software. We also provide installation, conversion, software customization, training, customer support, and related services. Our core software products offer basic functions such as checking, time deposits, loans, and general ledger. Ancillary offerings consist of loan servicing, cash management, and customer profitability analysis among others. All ancillary software offerings are integrated into JHA s host systems.

JHA s Customer Base and Market
 We sell our products and services to over 1,550 banks and other financial institutions, primarily located in the United States. The advanced capabilities of the IBM AS/400 have expanded our market to include banks with assets up to $10 billion.

 We provide the following solutions to our customers:

  IN-HOUSE:
   A  total  turnkey  solution    software, hardware, installation services, and
   ongoing  customer  support      allows customers to manage data processing at
   their own sites.

  OUTSOURCE:
   This solution provides customers the same capabilities, using JHA s data centers for processing. Customers pay monthly usage fees on multi-year service contracts. We also offers facilities-management services for large banks through IBM Global Services.

Strategy
Our growth plan includes:

     Additional customers for our core systems
     Increased penetration of our customer base with ancillary product offerings
     Introduction of new products and services
     Acquisitions that expand our existing customer base

Core-Systems
  CIF 20/20
   For community banks, typically with assets up to $400 million

  SILVERLAKE SYSTEM
   For banks with assets up to $10 billion

IBM Hardware
  Through our remarketing of the successful IBM AS/400 computer, JHA is the largest provider of IBM mid-range computers to the banking industry. We also offers ancillary IBM products and services. For the sixth consecutive year, we have been named an IBM Premier Business Partner.

Core-Systems Ancillaries:
  Check Imaging
  ITEM PROCESSING
  PLATFORM AUTOMATION
  PAYROLL SOFTWARE
  TELLER SOFTWARE
  INTERNET BANKING
  FORMS AND SUPPLIES
  DISASTER RECOVERY SERVICES
  ATM SERVICES



Locations:
  Monett, Missouri (headquarters)
  Albuquerque, New Mexico
  Angola, Indiana
  Birmingham, Alabama
  Charlotte, North Carolina
  Cleburne, Texas
  Danbury, Connecticut
  Englewood, Colorado
  Houston, Texas (2 offices)
  Overland Park, Kansas
  Rogers, Arkansas
  St. Paul, Minnesota


Picture of Michael E. Henry and Michael R. Wallace

TO OUR SHAREHOLDERS:
  Fiscal 1998 has been another year of record at JHA. We are proud of our accomplishments and pleased with our competitive positioning for the years ahead. In the past year, we again achieved excellent growth in revenues and earnings. We added new customers for our core systems through both in-house sales and outsource offerings. Additionally, we realized strong demand for each of our ancillary products and services. Hardware sales have shown exceptional growth as well. We made several strategic acquisitions each providing assets to promote future growth. We continued to upgrade the features and functions of each of our products and placed an increasing focus on exceptional service to our customers.

Results
 Fiscal 1998 was JHA s eighth consecutive year of record revenues, net income and earnings per share from continuing operations. Since fiscal 1990, we have seen compounded annual growth rates of 28% in revenues and 48% in net earnings per share from continuing operations. The fourth quarter of 1998 marked the 34th consecutive period that year-to-year quarterly comparisons have shown increased earnings results.
 Total revenues for fiscal 1998 increased to $113.4 million, compared with $82.6
million in fiscal 1997   a gain of 37%. Although records were achieved in all
three of our revenue areas (software, hardware, and maintenance/support and services), the strongest gains were realized in the software segment. This displays the confidence in our systems by a significant number of new customers; additionally, upgrades and migrations from acquired systems were an important part of those gains. The Year 2000 (Y2K) issue has fueled new business activity as a number of new customers chose JHA as the provider to help them achieve their Y2K solution.
 Our gross profit benefitted from the larger proportion of software as a percentage of sales and rose to 51% of total revenues from the 50% gross margin level of fiscal 1997. Net income from continuing operations totaled $22.2 million, or $1.13 per share, an increase of 36% in earnings per share from the $0.83 per share earned in fiscal 1997. Our discontinued BankVision operation incurred a loss of $668,000 or $0.04 per share. We have further solidified the BankVision international unit and continue to examine alternatives for the divestiture of this operation.
  We  completed  fiscal  1998  with an order backlog of $56.7 million. All three
components  of  JHA  s in-house business   software, hardware and service   made
important contributions to this increased level. The service bureau segment also made a contribution. Strong demand was registered with orders for both our in-house systems and our service bureau offerings.
 Last year all of JHA s products and services experienced record sales. In most areas, we exceeded our expectations. We were particularly pleased with the demand for our Silverlake System, which benefitted not only from an increased number of units sold, but also from the larger-than-anticipated average transaction size. We continued to show solid sales gains in CIF 20/20. In conjunction with the core system software installations, we sold substantially higher levels of new hardware and the related equipment maintenance. Service bureau demand exceeded our objectives, as we benefitted from both strong unit growth and several contracts with large banks. We experienced excellent gains in each of our ancillary product and service areas, led by gains in proof-of-deposit (POD) software, NetTeller, ATM switch processing, forms and supplies, and platform automation.

Acquisitions
  Acquisitions continue to be a major element of our growth strategy. We completed four acquisitions between July 1997 and July 1998 - each one providing opportunities to expand our product offerings and add new customers.

  GG Pulley Associates, Inc.   Image and Item-Processing Solutions
  Financial Software Systems, Inc.   Payroll Systems
  Vertex, Inc.   Teller Systems
  Hewlett Computer Systems   Service Bureau



 Side Bar -
JHA s growth in revenue and profitability will be driven by the addition of new core systems customers, the increased penetration of ancillary products and services within our customer base, and the related recurring maintenance and service revenues that accompany the sales of both new systems and ancillary products.


Outlook
 JHA s partnership with its customers lays the foundation for future growth. We are gaining increased recognition for the superior capability and reliability of our broad product and service offerings, and we continually strive to improve our already exceptional service to our customers.
 JHA s growth in revenue and profitability will be driven by the addition of new core systems customers, the increased penetration of ancillary products and services within our customer base, and the related recurring maintenance and service revenues that accompany the sales of both new systems and ancillary products. Anticipated gains of our CIF 20/20 and Silverlake systems will include sales to new banks, conversions from acquired legacy systems and the migration from older JHA systems. Outsourcing, primarily through our service bureau operations, is a relatively new market for JHA and provides excellent growth opportunities through internal expansion and further acquisitions. Next year, we also expect important contributions from our recent acquisitions. Our overall profit margins have the potential to increase from current levels as software becomes a larger part of total revenues.
 Our excellent excess cash generation will fund our internal growth and help finance future acquisitions. We continue to have an exceptionally strong balance sheet: $73 million in shareholders equity, no debt, and $26 million in cash and investments at fiscal year-end 1998.
 The approach of Y2K has already benefitted our growth; this scenario is expected to continue over the next several quarters. The challenge in fiscal 1999 will be to effectively plan JHA s potential growth for the following year. We expect to continue to have excellent core product sales, but believe that ancillary products and services will account for a higher portion of our growth in future years.
  We appreciate the contributions that all Jack Henry employees have made to achieve the outstanding growth we have experienced. Their enthusiastic spirit, hard work, expertise, experience and exceptional service to our customers are the basis for JHA s future success.


Michael E. Henry                          Michael R. Wallace
Chairman and                              President and
Chief Executive Officer                   Chief Operating Officer



FINANCIAL HIGHLIGHTS (COMPARISON OVER 5 YEARS)

Pie Chart depicting Revenue Sources for FY '94:

Maintenance/Support      18%
Software & Installation  34%
Hardware                 48%

Pie Chart depicting Revenue Sources for FY '98:

Maintenance/Support      31%
Software & Installation  29%
Hardware                 40%

Bar Graph depicting "REVENUES" from continuing operations:

For FYE 98 -  113,400,000
For FYE 97 -   82,600,000
For FYE 96 -   67,558,000
For FYE 95 -   46,124,000
For FYE 94 -   38,390,000

Bar Graph depicting "INCOME FROM CONTINUING OPERATIONS":

For FYE 98 -   22,200,000
For FYE 97 -   15,755,000
For FYE 96 -   12,268,000
For FYE 95 -    7,978,000
For FYE 94 -    6,259,000

Bar Graph depicting "DILUTED EARNINGS PER SHARE" from continuing operations:

For FYE 98 -  $1.13
For FYE 97 -  $ .83
For FYE 96 -  $ .65
For FYE 95 -  $ .44
For FYE 94 -  $ .35

Bar Graph depicting "TOTAL ASSETS":

For FYE 98 - 115,200,000
For FYE 97 -  82,069,000
For FYE 96 -  60,841,000
For FYE 95 -  58,721,000
For FYE 94 -  38,347,000

Bar Graph depicting "SHAREHOLDERS' EQUITY" in millions:

For FYE 98 -  73,500,000
For FYE 97 -  52,782,000
For FYE 96 -  37,858,000
For FYE 95 -  29,484,000
For FYE 94 -  23,650,000

Bar Graph depicting "DIVIDENDS DECLARED PER SHARE":

For FYE 98 -  $.24
For FYE 97 -  $.20
For FYE 96 -  $.17
For FYE 95 -  $.15
For FYE 94 -  $.13

Sidebar

Jack Henry & Associates, Inc., was No. 42 on Forbes magazine s 1997 list of The World s Best Small Companies. It was No. 49 in 1996.

JHA was No. 69 on Business Week magazine s 1998 list of hot growth stocks.





TRENDS & COMPETITION

OPPORTUNITIES ARISING FROM BANK CONSOLIDATIONS
 The dynamics of community banking are changing and provide JHA with excellent growth opportunities. Because of the high level of banking merger activity, many of the super-regional banks now have branches in small communities. Large banking organizations typically don t have the traditional personalized approach, the service element appreciated by many community bank customers. This presents a tremendous opportunity for locally owned community banks. Displaced and opportunistic bankers have found capital readily available, and there has been a significant trend in start-up, or de novo, banks in the past three years. This is a market niche that is particularly attractive to JHA, which is winning a significant portion of the systems business in these entrepreneurial forays.
  Remaining viable in the banking industry involves significant investments in computer technology. When larger banking institutions enter small communities, small banks find they must become increasingly sophisticated and boost their technology investments to compete effectively. JHA gives its customers this capability. JHA keeps pace with technological development, adding products and services in the areas where large portions of its customers express interest.

IN-HOUSE OR OUTSOURCE
 JHA offers banks either in-house computer services or the ability to outsource, primarily through service bureau offerings. Historically, JHA sold only in-house systems. JHA s 1995 entry into outsourcing services has greatly expanded its marketplace because JHA can now provide product offerings to customers who weren t interested in managing their own systems. In-house systems are estimated to account for 63% of total industry sales, while outsourcing accounts for 37% (per an outside study, Automation in Banking 1998). JHA uses the same software for both systems, so our bankers have the flexibility to change from in-house to outsource, or vice versa, if need be. Our alliance with IBM Global Services provides outsourcing capabilities for larger banks utilizing JHA s Silverlake System.
  More than 3,500 banks in the United States use outsourcing services. JHA has barely scratched the surface in this market and sees excellent potential for aggressive growth for many years to come. Even as a recent market entrant, we already have 83 service bureau customers.


JHA s Year 2000 (Y2K) Advantage
  JHA is in an excellent competitive position with regard to Y2K. From the outset, our core products CIF 20/20 and Silverlake were written to accommodate functionality into the century 2000. Our Y2K focus in the past fiscal year has been on the preparedness of our customers; in contrast to many competitors, the expense and distractions of having to fix our existing systems have not hampered us. We have been proactive in delivering information to our customers related to their need to demonstrate their Y2K compliance to regulators. In April 1998, we issued a Year 2000 Software Warranty to our customers of Silverlake System, CIF 20/20 and Liberty 400.
 We have performed extensive internal testing of our products and have provided our customers with timely and relevant information regarding our software and the regulatory environment. We are assisting our customers in helping them specifically determine their own testing procedures. The JHA program provides a testing methodology for JHA core products, JHA complementary products, and the products of the JHA Business Partners. JHA has provided its customers with general guidelines to follow and is offering off-site testing environments through JHA s own Bank Business Recovery Service and IBM Business Recovery Services.
  JHA s time commitment to Y2K will be substantially completed by calendar year-end 1998. Thus, JHA will be able to focus on decisions related to aggressively growing its business beyond calendar 1999. This gives us an important edge over our competitors many are still mired in the complexities of moving their own systems towards Y2K compliance. Because JHA has worked diligently to simplify Y2K procedures, our customers have had limited expense and problems related to Y2K on JHA s systems.
 One possible result to the Y2K situation is an increased level of acquisition
activity by JHA customers. We believe this type of activity   Y2K compliant
banks acquiring non-compliant banks   would be beneficial to JHA s competitive
position.



PRODUCTS & SERVICES

Leading Through Technology


CORE SYSTEMS
 Our core software products provide basic functions   such as checking, time
deposits, loans and general ledger to our customers. The strength of our core systems continues to be an important asset to our success, as customers look to establish strong foundations from which to build their data processing systems.

CIF 20/20
 This integrated software system is specifically designed for the community finance industry. Its modular design and user-defined parameters provide customers the flexibility needed in today s marketplace. This unique user-defined architecture allows for quick creation of new financial products without costly custom programming.

Silverlake System
 This innovation has earned JHA the reputation of delivering software solutions that are specifically written to take advantage of the most current technological developments from IBM. Silverlake is an integrated solution rich in feature and function for all sectors of the banking industry.


Hardware
 As customers needs grow, they need to add more processing power. Thus, to a large measure, our customers, moving to a new stage of technology create our hardware success. JHA is the largest remarketer of IBM AS/400 computers in the finance industry. Our IBM partnership is an important asset to JHA because of the breadth and quality of its product offerings and the scope, the consistency and quality of its nationwide service. This gives us a distinct advantage over competitors who resell other hardware lines. IBM has a strong commitment to the AS/400 and continually seeks to make it more open and significantly faster to accommodate an increasingly interconnected world.
 JHA is also a leading provider of item-processing hardware by BancTec, Incorporated. BancTec sorting and imaging equipment is considered to be the finest in the industry.


Ancillary Products
 Most banks don t have the time or the resources to keep up with the fast pace
of technology   yet require affordable, technology solutions to compete in today s marketplace. JHA customers are able to build their technology solutions through a single-vendor relationship. Each of our ancillary product offerings are fully integrated with our core systems, providing reliability and efficiency to our customers operations.
 JHA focuses development on those products that customers specifically indicate they want. By delivering our new products to built-in demand, we have a remarkably high product acceptance. We expect to achieve further penetration of our customer base with these offerings.
 Demand for CHECK IMAGING is steadily growing within the industry. This technology provides significant cost savings by reducing costs of errors in initial check handling, storage, shipping, and postage. It also provides improved responsiveness for customers needing research and payment verification. We continue to enhance the features and capabilities of our imaging product and believe that imaging will be an increasingly important element of our overall growth in future years. One measure of our customers interest in check imaging
is the exceptionally high demand for proof of deposit (POD)   or ITEM PROCESSING
  software and hardware. A POD system is required as the foundation for a bank s image solution. When customers purchase POD, we know that they are committing to JHA should they choose to implement imaging in the future.
 NetTeller, JHA s INTERNET BANKING product, was introduced two years ago. NetTeller provides real-time, online information. It is integrated into our core systems and is sold only to JHA customers. NetTeller is the market leader in installations for home banking offerings, with almost three times the installations as its nearest. It is an excellent example of the ready acceptance by our customers of high-quality, affordable JHA ancillary products. One of the attractions is that NetTeller integrates well with all JHA applications, including check imaging, so that banks customers can download account detail, including images of checks, on their own personal computers for viewing. NetTeller is our highest-profile ancillary product and of great interest to both potential and existing customers.
  We offer DISASTER RECOVERY SERVICES through our Bank Business Recovery Service
(BBRS) organization. We have equipped these eight sites to be used by many of our customers for Y2K testing. The increasing number of locations and advanced capability of our sites is an attractive feature to our customers. In addition to these JHA sites, we market IBM Business Recovery Services.
 CommLink   a JHA subsidiary   offers national ATM SWITCHING SERVICES to JHA
banks, non-JHA banks and non-financial businesses. CommLink continues to experience excellent growth. We are a PC-based provider and thus are able to offer price-competitive services to our customers. CommLink has enhanced customer service significantly and is gradually expanding its geographic coverage. Because CommLink also sells to banks outside the JHA customer base, it is an excellent vehicle for generating new banking relationships for JHA s core systems business.
 Our FORMS AND SUPPLIES operation   The Single Source   experienced excellent
growth last year. Our focus is on the value-added, data processing needs of our customers, such as specialized forms. Professional telemarketing is used to build and maintain direct customer contact. Our inventory system keeps track of customer use of products, helping in the management of their business. For example, our JHA telemarketers make service calls to our customers several weeks before we anticipate they will run out of forms.
  JHA s Platform Automation System continues to experience high growth. Our Platform System delivers a fully automated solution for account opening. Forms and paperwork are generated automatically, thus saving time, while eliminating errors that typically occur when having to re-key handwritten information.
 We have provided another solution to our customers   PAYROLL SOFTWARE   through
the FSS acquisition completed this year. Fully-integrated, payroll software is another ancillary offering where demand is meeting our expectations. Payroll allows our customers to provide value-added services to important commercial accounts.
 Also new to our product offerings this year is TELLER SOFTWARE   gained through
our Vertex acquisition. This fully-integrated system provides greater efficiency to a wide range of teller activities.




Growth & Acquisitions

JHA s Acquisition Strategy
 Acquisitions continue to play an important role in our growth strategy. We continue to pursue acquisition opportunities that will:
 1) Increase our customer base,
 2) Expand our market,
 3) Add a needed product or service, or
 4) Expand our outsource business.
  We appreciate the special skills, knowledge and relationships that acquired principals and employees bring to JHA. We seek people who want to grow with the company, who fit in culturally, who are extremely customer-service oriented, who have the same mentality as owners. We encourage them to make the necessary equipment, facilities and staff investments to enable them to expand their product area aggressively. Our actions reveal our commitment and convey the message that JHA is serious about the newly-acquired team being an integral part of JHA.

G.G. PULLEY & ASSOCIATES, INC. (GGPA)
 In July 1997, JHA acquired G.G. Pulley, a leading provider of image and item processing products and services for banks, thrifts, and other financial institutions with approximately $6 million in annual revenues. The acquisition price was $5 million in JHA stock. GGPA, located in Albuquerque, New Mexico, provides the necessary item-processing products and capability for institutions that have high transaction volume. Less than 20% of GGPA s annual maintenance contracts are with JHA customers. JHA already offers its own integrated item-processing solution to its own customers, but GGPA enables JHA to sell item processing software outside our customer base under the G.G. Pulley name. Thus, we can establish new banking relationships through GGPA. We have completed the transition of Pulley s sales organization into the JHA organization and expect to show improved sales levels in fiscal 1999.

FINANCIAL SOFTWARE SYSTEMS, INC. (FSS)
 In September 1997, JHA acquired Financial Software Systems, a vendor of payroll s o ftware, for $.6 million in JHA stock. FSS has annualized sales of approximately $.4 million. The FSS software runs on the AS/400 hardware and is fully-integrated into JHA s core systems. At the time of acquisition, JHA customers accounted for more than 90% of the 91 installations. We anticipate that FSS will grow rapidly, as bank customers prefer in-house payroll processing through integrated systems.

VERTEX, INC.
 In December 1997, JHA acquired Vertex, Inc, based in Birmingham, Alabama, for a total of $3 million ($1.1 million in cash and $1.9 million in JHA shares).
Vertex is a leading provider of teller software to community banks. This acquisition added a much-needed teller solution to our growing line of ancillary products. The Vertex teller system runs on the IBM AS/400 and is fully-integrated with the JHA application software. Vertex had approximately $1 million in annualized revenue at the time of acquisition. We have incorporated the Vertex sales activities into the JHA sales infrastructure and have aggressively increased resources to meet the high demand of this product from our customer base.

HEWLETT COMPUTER SERVICES
  On July 1, 1998, JHA purchased Hewlett Computer Services for $2.25 million in cash. Hewlett is a provider of a variety of service bureau options using the IBM AS/400 and has more than $1.4 million in revenues. Hewlett is located in Cleburne, Texas, which is located 50 miles south of the Dallas/Fort Worth metropolitan area. This becomes JHA s fifth service bureau location, adding to Houston, Texas; Charlotte, North Carolina; Englewood, Colorado; and St. Paul, Minnesota. Hewlett adds ten service bureau customers and has a specialization in item and back-room processing. This operation enhances our resources in outsourcing. Additionally, it gives us a base for providing data processing services in the Dallas area, complementary to our well-established operation in Houston. At Hewlett, we anticipate that our business and profitability will grow significantly as we leverage our capabilities in item processing and add more core processing capability.

Connecting People

Guiding Through Support


JHA'S CUSTOMER SERVICE FOCUS
 The message begins at the executive level and travels throughout our entire company: "Do whatever it takes to make our customers happy and earn their business. If we can accomplish that, our business will flourish."
 One of the most important factors in our company's continued success is this focus on customer service. A large portion of our revenue each year comes from existing customers; we must be able to deliver outstanding new products along with the support they need for those products. Our customers see us as their technology partner and rely heavily on us to give them the tools they need to compete in today's (and tomorrow's) marketplace. We know that satisfied customers are essential to our business.

User Group Meetings
 Our most important communication vehicle   our user group meetings   happens
twice a year when our customers get together with us for a four-day seminar. During this time, we update our customers on what is happening with JHA, hold breakout sessions for education and training, show our new products, and talk about important issues. The ideas we get from these meetings are crucial in running our business the right way.
 In Nashville this spring, over 900 customers and 120 JHA employees proved once again how invaluable it is to get our employees talking with customers and our customers talking with each other. There is no better way of finding out what's important to our customers and what's happening in the banking marketplace than to spend four days together.

The JHA Team Attitude: Small Company Mentality
 Everyone's job is important   from sales to support to the folks who keep our
facilities looking nice.
 We encourage stock ownership by awarding stock options and through our stock purchase plan. As owners, our employees' views are aligned more with
shareholders   they're no longer simply employees getting a paycheck. Through our annual Employee Survey, we encourage employees to be critical of how we run our business so we can do a better job of retaining both customers and employees. We tend to reward outstanding performance rather than basing bonuses on seniority or job position, and we work hard on internal communications so everyone knows what's going on and how decisions are made.
 We expect a great deal from our employees, but we give them the tools and resources they need to get the job done.





                         QUARTERLY FINANCIAL INFORMATION


(In thousands, except                      QUARTERS
per share data)

 FY 1998                               FIRST     SECOND     THIRD      FOURTH       TOTAL

 Revenues                            20,059     27,384     27,247     38,733      113,423

 Cost of sales                        8,818     13,743     12,731     20,338       55,630
 Income before income taxes           6,987      8,138      8,612     11,627       35,364

 Income from continuing
 operations                           4,427      5,073      5,397      7,340       22,237
 Income (loss) from discontinued
 operations                            (261)        54       (191)      (270)        (668)

 Net income                           4,166      5,127      5,206      7,070       21,569


 Diluted earnings per share: Net
 income per share from                  .23        .26        .27        .37        1.13
 continuing operations

 Net income per share                   .22        .26        .26        .35        1.09



 FY 1997                              FIRST     SECOND      THIRD      FOURTH      TOTAL
 Revenues                            18,350     21,348     22,061     20,841      82,600

 Cost of sales                        8,505     11,348     11,749      9,474      41,076

 Income before income taxes           6,152      6,102      6,041      6,792      25,087

 Income from continuing               3,803      3,778      3,735      4,439      15,755
 operations
 Income (loss) from
 discontinued operations                  0       (150)       (89)      (211)       (450)

 Net income                           3,803      3,628      3,646      4,228      15,305



 Diluted earnings per share:
 Net income per share from              .20        .20        .20        .23         .83
 continuing operations
 Net income per share                   .20        .19        .19        .22         .80




                         Selected Financial Information
                  (In Thousands, Except Per Share Information)

                                           Year Ended June 30,

 INCOME STATEMENT DATA                1998       1997        1996        1995       1994

 Revenue (1)                      $113,423     $82,600     $67,558   $46,124     $38,390
 Income from continuing opera-    $ 22,237     $15,755     $12,268   $ 7,978     $ 6,259
 tions

 Loss from discontinued
 operations (net of applicable
 income taxes)(2)                 $  (668)     $  (450)    $(2,620)   $    -     $     -


 Net Income                       $ 21,569     $15,305     $ 9,648   $ 7,978     $ 6,259

 Income(loss) per share(3):
   Continuing Operations          $   1.13    $    .83     $   .65   $   .44     $   .35

   Discontinued Operations        $  (.04)    $  (.03)       (.14)        -           -
   Net Income                     $   1.09    $    .80     $   .51   $   .44     $   .35
   Dividends Declared Per Share   $    .24    $    .20     $   .17    $  .15     $   .13


                                               JUNE 30,

 BALANCE SHEET DATA                 1998        1997        1996       1995        1994
 Working capital                  $ 29,878     $15,490     $ 6,895    $ (666)    $11,181

 Total assets                     $115,286     $82,069     $60,401   $58,721     $38,347

 Long-term debt                          -           -           -         -           -
 Stockholders' equity             $ 73,500     $52,782     $37,418   $29,484     $23,650

Notes:

(1) Revenue includes software licensing and installation revenues; support revenues; and hardware sales and commissions.

(2) Losses from any discontinued operations is reported as such from the appropriate date.

(3) Prior year amounts have been adjusted to reflect the 50% stock dividends paid in prior years. Earnings per share are based on diluted weighted average shares outstanding and calculated in accordance with FASB #128.




INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Jack Henry & Associates, Inc.


We have audited the consolidated balance sheets of Jack Henry & Associates, Inc. and its subsidiaries (the "Company") as of June 30, 1998 and 1997 and the related consolidated statements of income, stockholders equity, and cash flows for the years then ended. Such consolidated financial statements and our report thereon dated August 18, 1998, expressing an unqualified opinion (which are not included herein), accompany the proxy statement for the 1998 annual meeting of stockholders and are incorporated therein by reference. The accompanying condensed consolidated financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on such condensed consolidated financial statements in relation to the complete consolidated financial statements. The consolidated financial statements of the Company for the year ended June 30, 1996 were audited by other auditors whose report, dated August 22, 1996, expressed an unqualified opinion on those statements (which are not included herein).

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of June 30, 1998 and 1997 and the related condensed consolidated statements of income and of cash flows for the years then ended is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.




DELOITTE & TOUCHE LLP



August 18, 1998
St Louis, Missouri




                 Jack Henry & Associates, Inc. and Subsidiaries
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In Thousands, Except Per Share Data)

                                                                 Year Ended June 30,

                                                                1998      1997       1996
Revenues                                                     $113,423    $82,600    $67,558
Cost of sales                                                  55,630     41,076     33,593

GROSS PROFIT                                                 $ 57,793    $41,524    $33,965
OPERATING EXPENSES                                             24,017     17,283     14,759

OPERATING INCOME FROM CONTINUING OPERATIONS                  $ 33,776    $24,241    $19,206
OTHER INCOME, NET                                               1,588        846        667


INCOME FROM CONT. OPERATIONS BEFORE INCOME TAXES             $ 35,364    $25,087    $19,873
PROVISION FOR INCOME TAXES                                     13,127      9,332      7,605

INCOME FROM CONTINUING OPERATIONS                            $ 22,237    $15,755    $12,268
LOSS FROM DISCONTINUED OPERATIONS                                 668        450      2,620


NET INCOME                                                   $ 21,569    $15,305    $ 9,648

DILUTED EARNINGS PER SHARE:
INCOME FROM CONTINUING OPERATIONS                            $   1.13    $   .83   $   .65

LOSS FROM DISCONTINUED OPERATIONS                            $    .04    $   .03   $   .14


NET INCOME                                                   $   1.09    $   .80   $   .51
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                    19,761     19,072    18,726
BASIC EARNINGS PER SHARE:
INCOME FROM CONTINUING OPERATIONS                            $   1.18    $   .88   $   .70


LOSS FROM DISCONTINUED OPERATIONS                            $    .04    $   .03   $   .15

NET INCOME                                                   $   1.14    $   .85   $   .55

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                      18,850     17,977    17,656

* The accompanying notes are an integral part of these condensed consolidated financial statements.









                 JACK HENRY & ASSOCIATES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

S><C

                                                                          JUNE 30,
ASSETS                                                                 1998      1997
Current assets:
   Cash and cash equivalents                                        $ 23,306   $ 7,948
   Investments                                                         3,217     5,919
   Trade receivables                                                  36,826    22,703
   Income taxes receivable                                                 -     1,982
   Prepaid expenses and other                                          5,789     4,177


       TOTAL CURRENT ASSETS                                         $ 69,138   $42,729

Property and equipment, net                                           26,855    21,869

Other assets                                                          19,293    17,471

       Total assets                                                 $115,286   $82,069

Liabilities and stockholders  equity
Current liabilities:
   Accounts payable and accrued expenses                            $ 10,958   $ 6,559

   Deferred revenue                                                   28,302    20,680

       Total current liabilities                                    $ 39,260   $27,239

Deferred income taxes                                                  2,526     2,048

       Total liabilities                                            $ 41,786   $29,287

Stockholders  Equity:
   Common stock                                                         189        185
   Less treasury shares                                                   -       (293)
   Additional paid-in capital                                         18,599    14,744
   Retained earnings                                                  54,712    38,146


       Total stockholders  equity                                   $ 73,500   $52,782

          Total liabilities and stockholders  equity                $115,286   $82,069

* The accompanying notes are an integral part of these condensed consolidated financial statements.





                 Jack Henry & Associates, Inc. and Subsidiaries
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)


                                                         Year Ended June 30,
                                                      1998     1997    1996

Cash flows from continuing operating activities     $25,869  $19,480 $14,671

Cash flows to discontinued operations                (1,075)    (819)   (151)

Cash flows to investing activities                   (6,217) (13,691) (9,767)

Cash flows to financing activities                   (3,219)  (1,974) (3,224)

Net increase in cash                                $15,358  $ 2,996 $ 1,529

Cash and cash equivalents at beginning of year        7,948    4,952   3,423

Cash and cash equivalents at end of year            $23,306  $ 7,948 $ 4,952


* The accompanying notes are an integral part of these condensed consolidated financial statements.


* NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

These financial statements have been condensed from the audited consolidated financial statements of Jack Henry & Associates, Inc. The footnotes to the audited financial statements, and the Statement of Changes in Stockholders' Equity, are not included in this presentation.


Management's Discussion and Analysis of the Financial Statements, which is included in this summary annual report, describes the impact on these condensed consolidated financial statements of the significant events and activities of the Company. The discussion provides additional information to assist in understanding the Company's results of operations and financial position, although it is not a part of the condensed consolidated financial statements.



                 Jack Henry & Associates, Inc. and Subsidiaries
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION



Introduction - All of the revenues (and costs and expenses) in the statements of income relate to JHA's continuing operations, i.e., the installation and support of banking software systems that JHA developed and the marketing of the JHA software along with computer hardware manufactured by others to provide a complete data processing system for in-house or outsourced operations in finan-cial institutions.

The Company has established a Year 2000 (Y2K) Committee. This Committee has prepared a documented, systematic approach (the Y2K Plan) to review all products and internal systems for Y2K compliance. The Company s Board of Directors has reviewed and approved the Plan as required by the banking regulators of all service bureau providers. The Company believes the products it currently sells to be Y2K ready and that the majority, if not all, of its internal systems will be Y2K ready by March 31, 1999. The estimated cost of the above efforts is not reasonably determinable at the current time and is not expected to be material to the Company s financial position or results of operations.

Total revenues, presented in the statements of income, include software licensing and installation revenues; maintenance/support and services revenues; and hardware sales and commissions which includes revenues from the sale of forms and supplies.

Business operations for FY '98 and '97 continue to reflect JHA's success in its market niche. JHA s approach of expanding its product and service offerings to provide a top quality, comprehensive data processing installation for its customers helps to drive its success. Results of operations for JHA's banking system business in each of the last two fiscal years are discussed separately below.


FY  98

REVENUE - The Company continued significant growth with each major component of revenue contributing to the record $113.4 million, - a 37% increase over FY 97. Continued demand for the Company s core products and related hardware was a driving force in the revenue growth. Acquisitions, electronic transaction fees, service bureau, forms sales and customer support fees also contributed to the significant growth with increases at similar levels.

COST OF SALES - Cost of sales increased 35%, reflecting the strong revenue growth. Cost of hardware increased 38% while cost of services only increased 33%, both mirroring the related revenue.

GROSS PROFIT - Gross profit increased 39%, relatively consistent with the revenue growth. Minor changes in product mix helped to improve the gross margin to 51% - a 1% increase above FY 97.

OPERATING EXPENSES - The 39% increase in operating expenses was consistent with the increase in gross profit. The selling and marketing increase of 29% was directly related to the increase in revenues. Research and development costs experienced the largest increase at 53%. General and administrative costs increased by 49%, supporting the overall growth of the Company and acquisitions.

OTHER INCOME - Other income rose 88% over last year, primarily due to the increased amount of invested funds throughout the current year compared to last year.

DISCONTINUED OPERATIONS - The Company incurred a $668,000 loss from discontinued operations, a $218,000 increase compared to last year. Several issues which were raised during negotiations for the sale of BankVision caused a delay in the Company s plan for disposing of this subsidiary. These issues have now been addressed. The Company is currently honoring commitments to existing customers and anticipates final resolution regarding its discontinued operations by June 30, 1999.

FY '97

REVENUE - The Company continued great strides forward with each major component of revenue contributing to the record $82.6 million, - a 22% increase.
Increased demand for the Company s flagship products continued to be a driving force in the revenue growth. Other significant growth contributors were electronic transaction fees, service bureau and customer support fees - all increasing at similar levels.

COST OF SALES - Cost of sales increased 22%, equaling the rate of revenue growth. Cost of hardware increased 26% while cost of services only increased 18%.

GROSS PROFIT - Gross profit increased 22%, consistent with the revenue increase. This change helped to keep the gross margin at 50%, the same level as FY 96.

OPERATING EXPENSES - The 17% increase in operating expenses was favorable when compared to the revenue and gross profit increase. The selling and marketing increase (21%) was directly related to the increase in revenues.

OTHER INCOME - Other income rose 27% over last year, primarily due to the increased amount of invested funds throughout the year than was the case the previous year.

DISCONTINUED OPERATIONS - The Company incurred a $450,000 loss from discontinued operations, down significantly from last year. Due to a planned sale not closing within the expected timeframe, the Company continued to support and maintenance with its existing customers.




                               FINANCIAL CONDITION
Liquidity - JHA's liquidity position (cash plus short-term investments minus working capital borrowings) at June 30, 1998 increased significantly to $26,523,000 versus $13,867,000 last year. The Company generated significantly higher cash flows from operations, but the additional outlays for capital expenditures (some of which resulted from acquisitions) and dividends held liquidity growth to its current level. Working capital increased significantly from $15,490,000 last year to $29,878,000 in the current year.

The Company believes its liquid assets on hand and those generated from operations are sufficient to meet its cash requirements for FY '99. Cash and investments are expected to increase during the first quarter of FY '99 as the annual software maintenance billings in trade receivables at June 30, 1998 are collected. The Company expects to utilize its $5,000,000 credit line minimally during the next fiscal year.

Capital Requirements and Resources - JHA generally uses existing resources and funds generated from operations to meet its capital requirements. Capital expenditures of $7,755,000 were made for expansion of facilities and additional equipment to provide for the Company's current and future growth. The most significant individual outlays were for upgrades and additions to the corporate aircraft. The Company has no long-term debt and anticipates capital expenditures could approach $10,000,000 during the next fiscal year. These will be paid with funds from operations.

Subsequent to June 30, 1998, the Company's Board of Directors declared a cash dividend of $.065 per share on its common stock payable on September 24, 1998 to stockholders of record as of September 8, 1998. Current funds from operations are adequate for this purpose. The Board has indicated that it plans to continue paying dividends so long as the Company's financial picture continues to be favorable.






                               CORPORATE DIRECTORY


BOARD OF DIRECTORS:

MICHAEL E. HENRY, Chairman and Chief Executive Officer


MICHAEL R. WALLACE, President and Chief Operating Officer


JOHN W. "JACK" HENRY, Vice Chairman and Senior Vice President


JERRY D. HALL, Executive Vice President


*JAMES J. ELLIS, Managing Partner Ellis/Rosier Financial Services
Dallas, TX

*BURTON O. GEORGE, Former Chairman
First National Bank of Berryville
Berryville, AR

*GEORGE R. CURRY, Chairman
Central Bank
Lebanon, MO
*Member of Audit & Compensation Committees

OTHER INFORMATION:

TRANSFER AGENT & REGISTRAR:

UMB Bank, N.A.
P.O. Box 419226
Kansas City, MO  64141-6226
816-860-7761


EXECUTIVE OFFICERS:

MICHAEL E. HENRY, Chairman and Chief Executive Officer

MICHAEL R. WALLACE, President and Chief Operating Officer

JOHN W. "JACK" HENRY, Senior Vice President

JERRY D. HALL, Executive Vice President

TERRY W. THOMPSON, Chief Financial Officer, Vice President and Treasurer

MARGUERITE P. BUTTERWORTH, Vice President


COMPANIES:

PARENT COMPANY:

JACK HENRY & ASSOCIATES, INC.
663 Highway 60
P.O. Box 807
Monett, MO  65708
417-235-6652  (FAX) 417-235-4281

SUBSIDIARIES:

JACK HENRY INTERNATIONAL, LTD.
Monett, MO

BANKVISION SOFTWARE, LTD.
Monett, MO

COMMLINK CORP.
Houston, TX

G.G. PULLEY, INC.
Albuquerque, NM

VERTEX, INC.
Birmingham, AL


FORM 10K
A copy of the Company's 10-K is available upon request to the Chief Financial Officer at the address above.